Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Zynergy Holding Co., Limited	British Virgin Islands
Etoiles Consultancy Limited	Hong Kong
Etoiles Financial Group Limited	Hong Kong